Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

MAK CAPITAL FUND LP

Purchase of Common Stock	63,845	4.0295	01/15/2026
Purchase of Common Stock	87,585	4.0731	01/16/2026
Purchase of Common Stock	106,166	4.0182	01/20/2026
Purchase of Common Stock	62,497	4.1011	01/21/2026
Purchase of Common Stock	85,004	4.5133	01/22/2026
Purchase of Common Stock	140,584	4.3799	01/23/2026
Purchase of Common Stock	13,375	4.6634	01/26/2026
Purchase of Common Stock	3,500,000	2.7500	01/29/2026
Purchase of Common Stock	500,000	3.0268	01/29/2026
Purchase of Common Stock	463,627	3.1103	01/29/2026
Purchase of Common Stock	87,666	2.9329	01/30/2026
Purchase of Common Stock	193,805	2.8937	02/02/2026
Purchase of Common Stock	148,000	2.9267	02/03/2026
Purchase of Common Stock	85,901	3.1032	03/02/2026
Purchase of Common Stock	84,532	3.0845	03/03/2026
Purchase of Common Stock	600	3.2915	03/04/2026
Purchase of Common Stock	96,492	3.2718	03/05/2026
Purchase of Common Stock	34,243	3.2636	03/06/2026
Purchase of Common Stock	9,807	3.1989	03/09/2026